Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Hercules Offshore, Inc. for the registration of debt securities, preferred stock, common stock, warrants, units and guarantees and to the incorporation by reference therein of our report dated February 28, 2013 (except for the effects of discontinued operations as discussed in Note 1, as to which the date is August 23, 2013), with respect to the consolidated financial statements and schedule of Hercules Offshore, Inc., included in its Current Report (Form 8-K) dated August 23, 2013, and our report dated February 28, 2013, with respect to the effectiveness of internal control over financial reporting of Hercules Offshore, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 19, 2013